Exhibit 99.1

Press Release

Triad Guaranty Inc. Comments on Market Reaction to its Revolving Credit Draw

WINSTON-SALEM, N.C., August 31, 2007 - Triad Guaranty Inc. (NASDAQ: TGIC) today responded to declines in its stock price this week following an announcement on Monday August 27 that it had borrowed $80 million under its revolving line of credit. Mark K. Tonnesen, President and CEO of Triad Guaranty Inc., said, “Following this announcement on Monday, our stock price declined $7.20 or 32.5% in the subsequent two days of trading. While one can never predict how the market will respond to any announcement, we were surprised at the reaction.”

“The decision to draw down these funds was made by the Board of Directors at a regularly scheduled Board meeting and not in response to any liquidity issues. In fact, at June 30, 2007, we had $26.7 million cash on hand and a very liquid portfolio of municipal and corporate bonds at our disposal. These bonds, totaling $618 million, of which $592 million are municipal bonds, have an average credit quality at the AAA level. The decision to borrow these funds was made within the context of the historically conservative philosophy of Triad Guaranty against the backdrop of widespread volatility and liquidity concerns in the capital markets, where access to the capital markets was becoming a daily issue for some organizations. We believed it was prudent to have funds on hand and on our balance sheet in the face of this uncertainty. This was especially true given the relatively modest cost associated with obtaining the funds. The proceeds of the loan are being held at the holding company and are invested in short-term instruments.”

“Our rationale for this draw-down was echoed by Rodney Clark, a credit analyst at Standard & Poor’s in New York. Regarding Triad Guaranty’s draw down, he was quoted in Bloomberg News as stating, ‘There’s a presumption in the market that these draws on credit are an act of desperation. I think they’re actually proof

---more---

that they do have access and liquidity. We don’t see anything that might be a major liquidity crunch [for

Triad].’ ”

Mr. Tonnesen concluded, “It is clear that the mortgage industry is under pressure. Home sales have slowed, home prices are retreating, mortgage originations are falling, foreclosures are up and delinquencies are on the rise. As we navigate these turbulent times we are relying on our balance sheet and reserves and not the vagaries of the bond or mortgage-backed securities markets to pay our claims. As Fitch reported yesterday, ‘Triad’s ratings incorporate the company’s solid balance sheet fundamentals and the strong credit quality of the company’s insured portfolio.’ ”

Triad Guaranty Inc.’s wholly owned subsidiaries, Triad Guaranty Insurance Corporation and Triad Guaranty Canada, are mortgage insurers providing credit enhancement solutions to their lender customers and the capital markets. This allows buyers to achieve homeownership sooner, facilitates the sale of mortgage loans in the secondary market and protects lenders from credit default-related expenses. For more information, please visit the company’s web site at www.triadguaranty.com

This document contains forward-looking statements which involve various risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Attention is directed to the discussion of risk and uncertainties as part of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995 contained in the Company’s most recent annual report, Form 10-K and other reports filed with the Securities and Exchange Commission.

SOURCE:	Triad Guaranty Inc.

CONTACT:	Ken Jones, Senior Vice President and Chief Financial Officer
Triad Guaranty Insurance Corporation, 336-723-1282 ext. 1105 or kjones@tgic.com

###